EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			20-002

Date: February 24, 2020	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Fourth Quarter and Full Year 2019 Results

HOUSTON, TX - Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $7.9 million, or $0.05 per diluted share, for the fourth quarter of 2019 compared to a net loss of $13.7 million, or $(0.09) per diluted share, for the same period in 2018 and net income of $31.6 million, or $0.21 per diluted share, for the third quarter of 2019. Adjusted EBITDA1 was $33.3 million in the fourth quarter of 2019 compared to $23.2 million in the fourth quarter of 2018 and $66.3 million in the third quarter of 2019.

For the full year 2019, Helix reported net income of $57.7 million, or $0.38 per diluted share, compared to $28.6 million, or $0.19 per diluted share, for the year ended December 31, 2018. Adjusted EBITDA1 was $180.1 million in 2019 compared to $161.7 million in 2018. The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Year Ended
	12/31/2019	12/31/2018	9/30/2019	12/31/2019	12/31/2018

Revenues	$170,749	$158,356	$212,609	$751,909	$739,818

Gross Profit	$26,576	$13,811	$55,074	$137,838	$121,684
	16%	9%	26%	18%	16%

Net Income (Loss)	$7,934	$(13,747)	$31,622	$57,697	$28,598

Diluted Earnings (Loss) Per Share	$0.05	$(0.09)	$0.21	$0.38	$0.19

Adjusted EBITDA [1]	$33,277	$23,238	$66,273	$180,088	$161,709

Cash and Cash Equivalents [2]	$208,431	$279,459	$286,340	$208,431	$279,459

Cash Flows from Operating Activities	$79,792	$45,917	$57,316	$169,669	$196,744

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Our results for 2019 mark our third consecutive year of sequential growth in revenue and EBITDA1. Our team continues to deliver improved results in this challenging market with a focus on quality and project execution. We took delivery of the Q7000 in November, marking the end to our capital expansion program. We are focused on integrating the Q7000 into our operating fleet, further enhancing our capabilities and market reach. Looking at 2020, we expect slow but continued improvement in the market, and we plan to maintain discipline as we continue to drive improvements in our operations and financial results.”

1 Adjusted EBITDA is a non-GAAP measure. See reconciliations below.
2 Excludes restricted cash of $54.1 million as of 12/31/19.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Year Ended
	12/31/2019	12/31/2018	9/30/2019	12/31/2019	12/31/2018
Revenues:
Well Intervention	$141,789	$114,799	$170,206	$593,300	$560,568
Robotics	35,276	38,420	51,909	171,672	158,989
Production Facilities	16,559	15,859	13,777	61,210	64,400
Intercompany Eliminations	(22,875)	(10,722)	(23,283)	(74,273)	(44,139)
Total	$170,749	$158,356	$212,609	$751,909	$739,818

Income (Loss) from Operations:
Well Intervention	$15,562	$4,869	$37,689	$89,564	$87,643
Robotics	(660)	(1,236)	8,876	7,261	(14,054)
Production Facilities	5,253	6,344	3,050	17,160	27,263
Corporate / Other / Eliminations	(14,497)	(13,467)	(10,617)	(45,988)	(49,309)
Total	$5,658	$(3,490)	$38,998	$67,997	$51,543

Fourth Quarter Results

Segment Results

Well Intervention
Well Intervention revenues in the fourth quarter of 2019 decreased by $28.4 million, or 17%, from the previous quarter. The decrease in revenues was due to lower rates in the Gulf of Mexico, the seasonal slowdown in the North Sea and lower 15K IRS rental utilization in the fourth quarter compared to the third quarter. Our Well Intervention revenues in the fourth quarter of 2019 also included approximately $3.9 million of contractual adjustments related to increases in withholding taxes in Brazil, of which $2.1 million related to 2018. Overall Well Intervention vessel utilization decreased to 92% in the fourth quarter from 97% in the third quarter. Well Intervention income from operations decreased $22.1 million, or 59%, in the fourth quarter of 2019 from the previous quarter primarily due to lower segment revenues.
Well Intervention revenues increased $27.0 million, or 24%, in the fourth quarter of 2019 compared to the fourth quarter of 2018. The increase in revenues was primarily driven by higher utilization and integrated services in the Gulf of Mexico and the contractual adjustments related to increases in withholding taxes in Brazil. The increase was partially offset by seasonally lower rates in the North Sea in the fourth quarter of 2019 compared to the same period in the prior year. Overall, Well Intervention vessel utilization increased to 92% in the fourth quarter of 2019 from 79% in the fourth quarter of 2018. Income from operations increased $10.7 million, or 220%, in the fourth quarter of 2019 compared to the fourth quarter of 2018, primarily related to higher segment revenues.

Robotics
Robotics revenues in the fourth quarter of 2019 decreased by $16.6 million, or 32%, from the previous quarter. The decrease was driven by seasonally lower chartered vessel utilization and lower ROV, trencher and ROVDrill utilization, which included fewer trenching vessel days compared to the previous quarter. Chartered vessel utilization decreased to 73% in the fourth quarter of 2019, which included 55 spot vessel days, from 96% in the third quarter of 2019, which included 28 spot vessel days. Available chartered vessel days decreased by 43 days during the fourth quarter with the termination of the Grand Canyon charter in November 2019. ROV, trencher and ROVDrill utilization declined to 41% in the fourth quarter of 2019 from 44% in the previous quarter, and vessel trenching days in the fourth quarter of 2019 declined to 64 days compared to 149 days in the previous quarter. Robotics income from operations declined $9.5 million compared to the third quarter due to lower revenues, offset in part by lower costs, which included the termination of the Grand Canyon charter in November and a full quarter of cost reductions from the expiration of the hedge of the Grand Canyon II charter payments in July 2019.
Robotics revenues decreased $3.1 million, or 8%, in the fourth quarter of 2019 compared to the fourth quarter of 2018. The decrease in revenues year over year was primarily due to a decrease in trenching activity and chartered vessel utilization and fewer spot vessel days, offset in part by higher rates on the Grand Canyon II and increased ROV, trencher and ROVDrill utilization in the fourth quarter of 2019. Robotics had 64 vessel trenching days in the fourth quarter of 2019, down from 151 vessel trenching days in the fourth quarter of 2018. Chartered vessel utilization decreased to 73%, which included 55 spot vessel days, in the fourth quarter of 2019 from 78%, which included 84 spot vessel days, in the fourth quarter of 2018. ROV, trencher and ROVDrill utilization was 41% in the fourth quarter of 2019 compared to 36% in the fourth quarter of 2018. Income from operations in the fourth quarter of 2019 increased $0.6 million from the fourth quarter of 2018 due to lower costs related to the termination of the Grand Canyon charter in November 2019, the expiration of the hedge of the Grand Canyon II charter payments in July 2019, offset in part by lower segment revenues and higher ROV costs due to increased ROV utilization.

Production Facilities
Production Facilities revenues increased $2.8 million, or 20%, quarter over quarter due to higher revenues from the Helix Fast Response System and higher production revenues. The fourth quarter of 2019 benefitted from approximately $2.0 million of residual revenue from our previous Helix Fast Response System contract that expired in the first quarter of 2019 that was linked to 2019 utilization of our Gulf of Mexico Well Intervention vessels by HWCG members. Revenues increased $0.7 million year over year due to production revenues realized in the fourth quarter of 2019, offset in part by reduced revenue from the Helix Fast Response System. Production Facilities income from operations decreased $1.1 million year over year due to lower revenue from the Helix Fast Response System in the fourth quarter of 2019.

Selling, General and Administrative and Other

Selling, General and Administrative
Selling, general and administrative expenses were $20.9 million, or 12.3% of revenue, in the fourth quarter of 2019 compared to $16.1 million, or 7.6% of revenue, in the third quarter of 2019. The increase in expenses was primarily related to an increase in employee compensation costs in the fourth quarter.

Other Income and Expenses
Other income (expense), net improved $5.9 million in the fourth quarter of 2019 compared to the fourth quarter of 2018. The change was primarily due to net foreign currency gains related to a stronger British pound in the fourth quarter, compared to net foreign currency losses in the prior quarter.

Cash Flows
Operating cash flows were $79.8 million in the fourth quarter of 2019 compared to $57.3 million in the third quarter of 2019 and $45.9 million in the fourth quarter of 2018. The increase in operating cash flows quarter over quarter was due to positive working capital changes offset in part by lower earnings during the fourth quarter of 2019. The increase in fourth quarter operating cash flows year over year was due to positive working capital changes as well as increased earnings in the fourth quarter of 2019 compared to the fourth quarter of 2018.
Capital expenditures totaled $95.2 million in the fourth quarter of 2019 compared to $18.2 million in the third quarter of 2019 and $81.7 million in the fourth quarter of 2018. Capital expenditures in the fourth quarter of 2019 and 2018 each included a $69.2 million installment payment to the shipyard and other capital spending for the Q7000, which was delivered to Helix during the fourth quarter of 2019.
Free cash flow was $(15.4) million in the fourth quarter of 2019 compared to $39.2 million in the third quarter of 2019 and $(35.7) million in the fourth quarter of 2018. The decrease quarter over quarter was due to higher capital expenditures related to the Q7000, offset in part by higher operating cash flows. The improvement in fourth quarter free cash flow year over year was primarily due to higher operating cash flows, offset in part by higher capital expenditures related to the completion of the Q7000. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Full Year Results

Segment Results

Well Intervention
Well Intervention revenues increased by $32.7 million, or 6%, in 2019 compared to 2018. The increase was primarily driven by higher utilization and increased integrated services in the Gulf of Mexico and higher utilization in Brazil. Our Well Intervention revenues in 2019 also included approximately $3.9 million of contractual adjustments related to increases in withholding taxes in Brazil, of which $2.1 million related to 2018. These increases were offset in part by lower rates and a weaker British pound in the North Sea and lower IRS rentals in 2019 compared to 2018. Overall Well Intervention vessel utilization increased to 89% in 2019 from 83% in 2018.

Robotics
Robotics revenues increased by $12.7 million, or 8%, in 2019 compared to 2018. The increase was due to improvements in chartered vessel utilization, which increased to 87% in 2019 compared to 76% in 2018, and in ROV, trencher and ROVDrill utilization, which increased to 41% in 2019 compared to 37% in 2018. These improvements were offset marginally by a reduction in vessel trenching days, which decreased to 484 days in 2019 from 560 days in 2018. Robotics generated $7.3 million in operating income in 2019 compared to an operating loss of $14.1 million in 2018. The improvement in operating income was due to higher revenues as well as cost reductions relating to our vessels, including the termination of the Grand Canyon charter in November 2019 and the expiration of the hedge of the Grand Canyon II charter payments in July 2019.

Production Facilities
Production Facilities revenues decreased $3.2 million, or 5%, in 2019 compared to 2018. The decrease was due to reduced revenues related to the Helix Fast Response System, offset in part by production revenues in 2019. Operating income decreased $10.1 million from the prior year due to decreases in revenues related to the Helix Fast Response System in 2019.

Selling, General and Administrative and Other

Selling, General and Administrative
Selling, general and administrative expenses were $69.8 million, or 9.3% of revenue, in 2019 compared to $70.3 million, or 9.5% of revenue, in 2018. The decrease was primarily related to a net decrease in employee compensation costs in 2019.

Other Income and Expenses
Other income (expense), net improved $7.5 million in 2019 compared to 2018. The change was primarily due to our recognition of net foreign currency gains in 2019 compared to foreign currency losses in 2018.

Cash Flows
Helix generated operating cash flows of $169.7 million in 2019 compared to $196.7 million in 2018. The decrease in operating cash flows in 2019, despite higher net income, was due to negative working capital changes and higher regulatory certification costs of our vessels and systems, which are included in operating cash flows, in 2019 compared to 2018. Capital expenditures totaled $140.9 million in 2019 compared to $137.1 million in 2018.
Free cash flow was $31.4 million in 2019 compared to $59.7 million in 2018 due primarily to lower operating cash flow. (Free cash flow is a non-GAAP measure. See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $208.4 million at December 31, 2019 and excluded $54.1 million of restricted cash pledged as collateral on a short-term project-related letter of credit. Available capacity under our revolving credit facility was $171.1 million at December 31, 2019. Consolidated long-term debt decreased to $405.9 million at December 31, 2019 from $413.4 million at September 30, 2019. Consolidated net debt at December 31, 2019 was $143.3 million. Net debt to book capitalization at December 31, 2019 was 8%. The restricted cash of $54.1 million is included in our net debt calculation as the restrictions are of a short-term project-related nature. (Net debt and net debt to book capitalization are non-GAAP measures. See reconciliations below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its fourth quarter and full year 2019 results (see the “For the Investor” page of Helix’s website, www.HelixESG.com). The teleconference, scheduled for Tuesday, February 25, 2020 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website. Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-877-300-8376 for participants in the United States and 1-303-223-0118 for international participants. The passcode is “Staffeldt.” A replay of the webcast will be available at “For the Investor” by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and free cash flow. We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash gains and losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude gains and losses on disposition of assets, if any. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. Net debt is calculated as total long-term debt less cash and cash equivalents. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG), LinkedIn (www.linkedin.com/company/helix-energy-solutions-group), Facebook (www.facebook.com/HelixEnergySolutionsGroup) and Instagram (www.instagram.com/helixenergysolutions).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
(in thousands, except per share data)	2019	2018	2019	2018
	(unaudited)		(unaudited)
Net revenues	$170,749	$158,356	$751,909	$739,818
Cost of sales	144,173	144,545	614,071	618,134
Gross profit	26,576	13,811	137,838	121,684
Gain on disposition of assets, net	—	—	—	146
Selling, general and administrative expenses	(20,918)	(17,301)	(69,841)	(70,287)
Income (loss) from operations	5,658	(3,490)	67,997	51,543
Equity in earnings (losses) of investment	1,521	(3,540)	1,439	(3,918)
Net interest expense	(2,129)	(3,007)	(8,333)	(13,751)
Loss on extinguishment of long-term debt	—	—	(18)	(1,183)
Other income (expense), net	3,595	(3,099)	1,165	(6,324)
Royalty income and other	409	563	3,306	4,631
Income (loss) before income taxes	9,054	(12,573)	65,556	30,998
Income tax provision	1,120	1,174	7,859	2,400
Net income (loss)	7,934	(13,747)	57,697	28,598
Net loss attributable to redeemable noncontrolling interests	(118)	—	(222)	—
Net income (loss) attributable to common shareholders	$8,052	$(13,747)	$57,919	$28,598

Earnings (loss) per share of common stock:
Basic	$0.05	$(0.09)	$0.39	$0.19
Diluted	$0.05	$(0.09)	$0.38	$0.19

Weighted average common shares outstanding:
Basic	147,625	146,769	147,536	146,702
Diluted	150,182	146,769	149,577	146,830

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Dec. 31, 2019	Dec. 31, 2018	(in thousands)	Dec. 31, 2019	Dec. 31, 2018
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and cash equivalents (1)	$208,431	$279,459	Accounts payable	$69,055	$54,813
Restricted cash (1)	54,130	—	Accrued liabilities	62,389	85,594
Accounts receivable, net	125,457	119,875	Income tax payable	—	3,829
Other current assets	50,450	51,594	Current maturities of long-term debt (1)	99,731	47,252
Total Current Assets	438,468	450,928	Current operating lease liabilities (2)	53,785	—
			Total Current Liabilities	284,960	191,488

			Long-term debt (1)	306,122	393,063
			Operating lease liabilities (2)	151,827	—
			Deferred tax liabilities	112,132	105,862
Property & equipment, net	1,872,637	1,826,745	Other non-current liabilities	38,644	39,538
Operating lease right-of-use assets (2)	201,118	—	Redeemable noncontrolling interests	3,455	—
Other assets, net	84,508	70,057	Shareholders' equity (1)	1,699,591	1,617,779
Total Assets	$2,596,731	$2,347,730	Total Liabilities & Equity	$2,596,731	$2,347,730

(1)
Net debt to book capitalization - 8% at December 31, 2019. Calculated as net debt (total long-term debt less cash and cash equivalents and restricted cash - $143,292) divided by the sum of net debt and shareholders' equity ($1,842,883).

(2)	Reflects adoption of Accounting Standards Update No. 2016-02, "Leases (Topic 842)."

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

Earnings Release:

	Three Months Ended			Year Ended
	12/31/2019	12/31/2018	9/30/2019	12/31/2019	12/31/2018
	(in thousands)
Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$7,934	$(13,747)	$31,622	$57,697	$28,598
Adjustments:
Income tax provision	1,120	1,174	3,539	7,859	2,400
Net interest expense	2,129	3,007	1,901	8,333	13,751
Loss on extinguishment of long-term debt	—	—	—	18	1,183
Other (income) expense, net	(3,595)	3,099	2,285	(1,165)	6,324
Depreciation and amortization	28,300	27,183	27,908	112,720	110,522
Non-cash gain (loss) on equity investment	(1,613)	3,430	—	(1,613)	3,430
EBITDA	34,275	24,146	67,255	183,849	166,208
Adjustments:
Gain on disposition of assets, net	—	—	—	—	(146)
Realized losses from foreign exchange contracts not designated as hedging instruments	(998)	(908)	(982)	(3,761)	(3,224)
Other than temporary loss on note receivable	—	—	—	—	(1,129)
Adjusted EBITDA	$33,277	$23,238	$66,273	$180,088	$161,709

Free Cash Flow:
Cash flows from operating activities	$79,792	$45,917	$57,316	$169,669	$196,744
Less: Capital expenditures, net of proceeds from sale of assets	(95,218)	(81,652)	(18,153)	(138,304)	(137,058)
Free cash flow	$(15,426)	$(35,735)	$39,163	$31,365	$59,686

We define EBITDA as earnings before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, and depreciation and amortization expense. Non-cash gains and losses on equity investments are also added back if applicable. To arrive at our measure of Adjusted EBITDA, we exclude the gains and losses on disposition of assets, if any. In addition, we include realized losses from foreign currency exchange contracts not designated as hedging instruments and other than temporary loss on note receivable, which are excluded from EBITDA as a component of net other income or expense. We define free cash flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets. We use EBITDA and free cash flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants. We believe that our measures of EBITDA and free cash flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures. Other companies may calculate their measures of EBITDA, Adjusted EBITDA and free cash flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and free cash flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.